Exhibit 4.50

SECOND AMENDMENT
 TO THE FACILITY AGREEMENT
THIS SECOND AMENDMENT (this "Amendment") to the Facility Agreement (as defined below) is dated as of March 24, 2016 by and between DRYSHIPS INC., a corporation incorporated under the laws of the Republic of the Marshall Islands (the "Borrower"), and SIFNOS SHAREHOLDERS INC., a corporation incorporated under the laws of the Republic of the Marshall Islands (the "Lender"). Capitalized terms herein have the meanings specified in the Secured Revolving Facility Agreement dated as of October 21, 2015, as amended by the First Amendment to the Facility Agreement dated as of November 11, 2015 (as so amended and as may be further amended, restated, supplemented or otherwise modified from time to time, the "Existing Facility Agreement" and as hereby amended, the "Facility Agreement"), by and between the Borrower and the Lender.
W I T N E S S E T H:
WHEREAS, pursuant to the Existing Facility Agreement, the Lender has made commitments to make Loans to the Borrower;
WHEREAS, pursuant to the Preferred Stock Exchange Agreement (the "Exchange Agreement") dated as of March 24, 2016 by and between the Borrower and the Lender, the Lender has agreed to exchange 4,000,000 shares of the Borrower's preferred stock currently held by the Lender for an increase in the Commitment in the Existing Facility by $10,000,000 to $70,000,000 and certain other amendments to the Facility Agreement as set forth herein; and
WHEREAS, the terms of the Exchange Agreement require that the Existing Facility Agreement be amended in connection therewith as provided below.
NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, the Borrower and the Lender hereby agree as follows:
1.          AMENDMENT
Effective as of the Amendment Effective Date (as defined below):
Section 1.01 Section 1. The definition of "Commitment" shall be replaced in its entirety with the following:
"Commitment" means, on any date, Seventy Million Dollars (US$70,000,000).
Section 1.02 Section 3.01. Section 3.01 is hereby amended by adding the following sentence at the end:
"With 7 days' prior written notice to the Lender, the Borrower shall have the option to extend the Maturity Date by twelve (12) months to the fourth anniversary of the Effective Date."

Section 1.03 Section 8.01. Section 8.01 shall be deleted and replaced in its entirety with "[Reserved]".
Section 1.04 Section 8.02. Section 8.02 shall be replaced in its entirety with the following:
"Preferred Stock Right. Upon three (3) Business Days' prior notice to the Lender and subject to the Lender's prior written consent, the Borrower may elect, at any time prior to the Maturity Date, to convert $8,750,000 of the outstanding principal amount of Loans into 3,500,000 preferred shares of the Borrower (the "Conversion Preferred Stock"). Each Conversion Preferred Stock shall have five (5) votes (vis-à-vis common stock of the Borrower) and be mandatorily converted to common stock of the Borrower, on a one for one basis, on any Business Day selected by the Borrower within three (3) months after the issuance thereof."
2.          CONDITION TO EFFECTIVENESS
This Amendment shall become effective only upon the satisfaction of each of the following conditions precedent (such satisfaction date being referred to herein as the "Amendment Effective Date"):
(a)          The Lender shall have received a counterpart signature page to this Amendment duly executed and delivered by an authorized officer or representative of the Borrower.
(b)          The Lender shall have received a counterpart signature page to the Exchange Agreement duly executed and delivered by an authorized officer or representative of the Borrower.
(c)          The Lender shall have received a counterpart signature page to Acknowledgement and Agreement of Guarantor duly executed and delivered by an authorized officer or representative of the Guarantor.
3.          REPRESENTATIONS AND WARRANTIES
The Borrower represents and warrants to the Lender that, as of the Effective Date and as of the date of each disbursement:
(a)          This Amendment has been duly authorized, executed and delivered by the Borrower, and constitutes a legal, valid and binding obligation of the Borrower in accordance with its terms. The Facility Agreement (as amended hereby) and each other Facility Document constitutes a legal, valid and binding obligation of the Borrower in accordance with its terms;
(b)          immediately prior to and after giving effect to this Amendment, no Default or Event of Default shall exist; and
(c)          at the time of and immediately after giving effect to this Amendment, (i) all representations and warranties of the Borrower set forth in the Facility Documents shall be true and correct in all material respects on and as of the date of this Amendment before and after giving effect thereto (unless stated to relate solely to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date), in each case other than representations and warranties that are subject to a Material Adverse Effect or a materiality qualifier, in which case such representations and warranties shall be (or shall have been) true and correct in all respects, and (ii) no Default shall have then occurred and be continuing.
4.          COVENANT
In accordance with Section 11(a) of the Existing Facilities Agreement (as amended by this Amendment), the Borrower shall reimburse the Lender upon demand for all out-of-pocket expenses (including counsel's fees) incurred by the Lender in connection with this Amendment.
5.          MISCELLANEOUS
Section 5.01 Reference to and Effect on the Facility Agreement and the Other Facility Documents.
(a)          This Amendment shall constitute a Facility Document for purposes of the Facility Agreement and the other Facility Documents. On and after the Amendment Effective Date, each reference in the Facility Agreement to "this Agreement", "herein", "hereunder", "hereto", "hereof" and words of similar import shall, unless the context otherwise requires, refer to the Facility Agreement as amended hereby, and each reference to the Facility Agreement in any other Facility Document shall be deemed to be a reference to the Facility Agreement as amended hereby; and
(b)          Except as specifically modified by this Amendment, the Facility Agreement and the other Facility Documents shall remain unchanged and shall remain in full force and effect and are hereby ratified and confirmed.
Section 5.02 Headings. Section and subsection headings in this Amendment are included herein for convenience of reference only and shall not constitute a part of this Amendment for any other purpose or be given any substantive effect.
Section 5.03 Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the State of New York, United States of America.
Section 5.04 Counterparts. This Amendment may be executed in counterparts, and all such counterparts taken together shall be deemed to constitute one and the same instrument.
Section 5.05 Successors and Assigns. This Amendment shall be binding upon the Borrower and the Lender and their respective successors and assigns.
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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.
DRYSHIPS INC., as Borrower By: /s/ Ziad Nakhleh Name: Ziad Nakhleh Title: Chief Financial Officer
SIFNOS SHAREHOLDERS INC., as Lender By: /s/ Savvas Tournis Name: Savvas Tournis Title: Attorney-in-fact

[Signature Page — Second Amendment to Facility Agreement]